UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         SCHEDULE 14A INFORMATION
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1934

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     240.14a-12


                             PACER TECHNOLOGY
             (Name of Registrant as Specified in its Charter)

                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE

   (Name of Person Filing Proxy Statement, if other than the Registrant)

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
                           IMPORTANT MESSAGE TO
                       PACER TECHNOLOGY SHAREHOLDERS

                          TIME IS EXTREMELY SHORT

     The Pacer Technology Shareholder's Committee is soliciting your vote for the upcoming annual meeting to be held on November 16, 1999. The Committee was formed because it is dissatisfied with the Company's share price performance in recent years led by your current Board of Directors and feels that now is time for change.

Let's Examine the Facts:

* Pacer's stock price is down 11% since mid-1994 and has been "flat" for the entire decade, significantly under performing both the Standard & Poor's (S&P) 500 Stock Index and the S&P Chemical Index.

* Since 1995 your current Board has granted to themselves options to acquire 1.9 million shares of common stock, which equates to an astounding "director option overhang" of 13% of Pacer's outstanding stock.

* Your current Board (other than Messrs. Tirman and Merriman) currently owns in the aggregate less than 1.5% of the outstanding Pacer stock, and Chairman Hockin and Mr. Reynolds own NO Pacer stock (other than in the form of stock options). And, since 1995 Chairman Hockin has sold an aggregate of 1.1 million shares of Pacer stock. By contrast, Messrs. Tirman, Merriman, Munn and Bloom own in the aggregate approximately 13% of the outstanding Pacer stock.

* In 1998, your Board rejected a $1.95 per share offer for all of the Company's shares. You should know that the potential buyer had initially offered $2.25 per share but later withdrew it because your Board dragged its feet in the negotiation, after attempting to structure the transaction as a two-tiered deal with advantageous pricing for the Board members.

     The Committee believes it is time to restructure the Board with members who hold the interests of all shareholders first and foremost. The Committee will consider and develop strategic policies intended to enhance shareholder value, including the divestiture of non-core businesses and product lines to focus the Company's efforts on core competencies, a share repurchase plan and acquisitions of similar businesses to the Company's.

     The objective of the Committee Nominees, if elected, will be to pursue a new strategy designed to increase the value of Pacer Technology and with it the price of the common stock which has been stagnant for 10 years.

                     VOTE THE GREEN PROXY CARD TODAY!

                                 IMPORTANT

     If your shares are registered in the name of a broker, only your broker can vote your shares and only after receiving your specific instructions. You are encouraged to call your broker and instruct him to notify their proxy department to vote the GREEN proxy card for your account. In addition, we encourage you to return for your account your GREEN card promptly after it arrives. If you have any questions or need assistance in voting, please call D.F. King & Co., Inc. at 1 (800) 207-2872 (toll free).